Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 24, 2016, with respect to the consolidated financial statements and schedule of DJO Finance LLC included in the Registration Statement (Form S-4 No. 333-213164) and related Prospectus of DJO Finance LLC and DJO Finance Corporation for the registration of 10.75% Third Lien Notes due 2020.

/s/ ERNST & YOUNG LLP

San Diego, California

September 12, 2016